EXHIBIT 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated effective as of October 24, 2008 (“Effective Date”), is made and entered into by and between BALQON CORPORATION, a Nevada corporation (“Employer”), and HENRY VELASQUEZ (“Executive”).

R E C I T A L S

Employer desires that Executive enter into an employment relationship with Employer in order to provide the necessary leadership and senior management skills that are important to the success of Employer. Employer believes that obtaining Executive’s services as an employee of Employer and the benefits of his business experience are of material importance to Employer and Employer’s stockholders.

NOW, THEREFORE, in consideration of Executive’s employment by Employer and the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, Employer and Executive intend by this Agreement to specify the terms and conditions of Executive’s employment relationship with Employer.

1.             General Duties of Employer and Executive.

(a)           Employer agrees to employ Executive and Executive agrees to accept employment by Employer and to serve Employer in an executive capacity upon the terms and conditions set forth herein. Employer hereby employs Executive as Vice President Engineering as of the Effective Date, reporting to the President of Employer (the “President”).  Executive will also serve as a member of the Board of Directors of Employer (the “Board”).  Executive’s duties and responsibilities shall be those normally assumed by the Vice President Engineering of a publicly-owned company similarly situated to Employer, as well as such other or additional duties, as may from time-to-time be assigned to Executive by the President. Such other or additional duties shall be consistent with the senior executive functions set forth above.

(b)           While employed hereunder, Executive shall use his best efforts to obey the lawful directions of the Board. Executive shall also use his best efforts to promote the interests of Employer and to maintain and to promote the reputation of Employer. While employed hereunder, Executive shall devote his full business time, efforts, skills and attention to the affairs of Employer and faithfully perform his duties and responsibilities hereunder.

(c)           While this Agreement is in effect, Executive may from time to time engage in any activities that do not compete directly with Employer, provided that such activities do not interfere with his performance of his duties. Executive shall be permitted to (i) invest his personal assets as a passive investor in such form or manner as Executive may choose in his discretion, (ii) participate in various charitable efforts, and (iii) serve as a member of the Board of Directors of other corporations which are not competitors of Employer.

2.             Compensation and Benefits.

(a)           As compensation for his services to Employer, Employer shall pay to Executive an annual base salary of $150,000, payable in equal semimonthly payments in accordance with Employer’s regular payroll policy for salaried employees (the “Salary”). The Compensation Committee of the Board (the “Compensation Committee”) shall perform an annual review of Executive’s Salary based on a review of Executive’s performance of his duties and Employer’s other compensation policies. The Compensation Committee may, at its sole discretion, increase (but not decrease) the Salary at any time, and from time to time; provided, however, that commencing on the second anniversary of the Effective Date, Executive’s annual base salary shall be increased to $175,000.

(b)           In addition to the foregoing Salary, Executive shall be eligible for an annual incentive bonus (“Incentive Bonus”) commencing in 2010 with respect to fiscal 2009, based on criteria determined by the Compensation Committee, at its sole discretion.  The Incentive Bonus, if any, shall be payable in cash, following the date on which Employer’s Form 10-K for the previous fiscal year is filed with the Securities and Exchange Commission, but in no event later than the Short Term Deferral Date as defined in Section 3(a).

(c)           Upon Executive’s furnishing to Employer customary and reasonable documentary support (such as receipts or paid bills) evidencing costs and expenses incurred by him in the performance of his services and duties hereunder (including, without limitation, travel and entertainment, cellular telephone, computer and other home office expenses) and containing sufficient information to establish the amount, date, place and essential character of the expenditure, Executive shall be reimbursed for such costs and expenses in accordance with Employer’s normal expense reimbursement policy.

(d)           Executive shall be entitled to participate in the medical (including hospitalization), dental, life and disability insurance plans, to the extent offered by Employer, and in amounts consistent with Employer’s policy for other senior executive officers of Employer, with premiums for all such insurance for Executive and his dependents to be paid by Employer, subject to customary employee contributions.

(e)           Executive shall have the right to participate in any additional compensation, benefit, bonus, pension, stock option, stock purchase, 401(k) or other plan or arrangement of Employer now or hereafter existing for the benefit of other senior executive officers of Employer, to the extent offered by Employer, and in amounts consistent with the Employer’s policy.

(f)            Executive shall be entitled to vacation (but in no event less than three (3) weeks per year), holiday and other paid or unpaid leaves of absence consistent with Employer’s normal policies for other senior executive officers of Employer or as otherwise approved by the Board.  Executive shall be entitled to accrue vacation time for one (1) year.  If Executive does not take the accrued vacation during the following year, he shall be paid for the unused vacation at his Salary rate then in effect.

(g)           Employer shall purchase and maintain in effect a directors’ and officers’ liability insurance policy with a minimum limit of liability of $3,000,000 and shall enter into an indemnification agreement with Executive upon terms and conditions mutually acceptable to Employer and Executive.

(h)           Employer agrees, by action of the Nominating and Corporate Governance Committee of the Board, to nominate Executive as a Class II member of the Board and seek stockholder approval of such nomination at the 2009 annual meeting of the stockholders of Employer.

3.             Deferred Compensation.

(a)           This Agreement is not intended to provide for any deferral of compensation payable during Executive’s employment pursuant to Section 409A of the Internal Revenue Code (the “Code”) and, accordingly, any compensation paid to Executive pursuant to this Agreement during Executive’s employment is intended to be paid not later than the later of:  (i) the fifteenth (15th) day of the third (3rd) month following the Executive’s first (1st) taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third (3rd) month following the first (1st) taxable year of Employer in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder.  The date determined under this subsection is referred to as the “Short-Term Deferral Date.”  Notwithstanding anything to the contrary herein, in the event that any compensation paid pursuant to this Agreement during Executive’s employment is not actually or constructively received by Executive on or before the Short-Term Deferral Date, to the extent such compensation, or any portion thereof, constitutes a deferral of compensation subject to Code Section 409A, then, subject to Section 3(b), such benefit shall be paid upon Executive’s separation from service, with respect to Employer and its affiliates within the meaning of Section 409A of the Code.

(b)           In the event that Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code as of the date of any separation from service with respect to Employer and its affiliates, no payment of deferred compensation subject to Code Section 409A may be made to Executive before the date that is six (6) months after the date of separation from service (or, if earlier, the date of death of the specified employee), and, in such case, any payments shall be accumulated and paid on the first date of the seventh (7th) month following separation from service; provided, however, that any payment or portion thereof which is subject to an exemption for separation pay to specified employees as provided under Treasury Regulation § 1.409A, or is subject to any other exemption provided under Treasury Regulation § 1.409A allowing for payment to a specified employee prior to the date that is six (6) months after the date of separation from service, may be paid to Executive upon separation from service.

4.             Preservation of Business; Fiduciary Responsibility.  Executive shall use his best efforts to preserve the business and organization of Employer and to preserve the business relations of Employer. So long as the Executive is employed by Employer, Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

5.             No Specified Term; Employment at Will.  The employment relationship between Employer and Executive pursuant to this Agreement is not for any specific term, but may be terminated with or without cause, by Employer or by Executive, at any time and for any reason, subject to the rights and obligations of Employer and Executive as set forth in this Agreement.  Any modification to the nature of the at-will employment relationship between Employer and Executive must be made in writing, and must be signed by Executive and by Employer.

6.             Termination.  Employer or Executive may terminate Executive’s employment under this Agreement at any time, but only on the following terms:

(a)           Employer may terminate Executive’s employment under this Agreement at any time for “Due Cause” (as defined in Appendix I attached hereto and incorporated herein by this reference) upon the good faith determination by the Board that Due Cause exists for the termination of the employment relationship.

(b)           If Executive is incapacitated by accident, sickness or otherwise so as to render Executive either:  (i)  unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Employer; and such incapacity is confirmed by the U.S. Social Security Administration or in accordance with a disability insurance program maintained by Employer, Employer may terminate Executive’s employment under this Agreement upon giving Executive or his legal representative written notice at least thirty (30) days prior to the termination date, subject to the provisions of Section 7(b).   Notwithstanding anything expressed or implied above to the contrary, Employer will fully comply with its obligations under the Americans with Disabilities Act as well as any other applicable federal, state, or local law, regulation, or ordinance governing the protection of qualified individuals with disabilities as well as Employer’s obligation to provide reasonable accommodation thereunder.

(c)           This Agreement shall terminate immediately upon Executive’s death, subject to the provisions of Section 7(b).

(d)           Subject to the provisions of Section 7(c), Employer may terminate Executive’s employment under this Agreement at any time for any reason whatsoever, even without Due Cause, by giving a written notice of termination to Executive, in which case the employment relationship shall terminate immediately upon the giving of the notice. If Employer terminates the employment of Executive other than (i) pursuant to Section 6(a) for Due Cause, (ii) due to incapacity pursuant to Section 6(b) or due to Executive’s death pursuant to Section 6(c), or (iii) Executive’s retirement, then the action by Employer, unless consented to in writing by Executive, shall be deemed to be a constructive termination by Employer of Executive’s employment (a “Constructive Termination”), and, in that event, Executive shall be entitled to receive the compensation set forth in Section 7(c).

(e)           Executive may terminate this Agreement at any time within ninety (90) days of the occurrence of any event comprising “Good Reason” (as defined in Appendix I attached hereto and incorporated herein by this reference); provided, however, that Executive provides Employer with written notice of the event or condition constituting Good Reason within thirty (30) days of the initial existence of such event or condition, and that Employer shall have a period of thirty (30) days to cure such event or condition and, in the event that Employer fails to cure such event or condition, Executive shall be entitled to receive the compensation set forth in Section 7(c).

7.           Effect of Termination.

(a)           If the employment relationship is terminated (i) by Employer for Due Cause pursuant to Section 6(a), (ii) by Executive breaching this Agreement by refusing to continue his employment, or (iii) by Executive without Good Reason, then all compensation and benefits shall cease as of the date of termination, other than: (A) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Executive that are earned and vested by the date of termination; (B) Executive’s pro rata annual Salary (as in effect as of the date of termination, payable in the manner as prescribed in the first sentence of Section 2(a) through the date of termination; (C) any stock options which have vested as of the date of termination pursuant to the terms of the agreement granting the options; and (D) accrued vacation as required by California law.

(b)           If Executive’s employment relationship is terminated due to Executive’s incapacity pursuant to Section 6(b) or due to Executive’s death pursuant to Section 6(c), Executive or Executive’s estate or legal representative, shall, subject to Section 3 of this Agreement, be entitled to (i) those benefits that are provided by retirement and benefits plans and programs specifically adopted and approved by Employer for Executive that are earned and vested at the date of termination, (ii) a prorated Incentive Bonus, payable in the manner as prescribed in the second sentence of Section 2(b) (to the extent Executive would otherwise be eligible) for the fiscal year in which incapacity or death occurs, and (iii) a lump-sum cash payment, payable within ten (10) business days of separation from service due to death or disability, but in any event, not later than the Short-Term Deferral Date, in an amount equal to one (1) year of Executive’s then current annual Salary as set forth in Section 2(a).

(c)           In the event of a termination of this Agreement as a result of Constructive Termination, or by Executive for Good Reason, then Employer shall, subject to Section 3 of this Agreement:

(i)           pay to Executive on the date of termination his Salary in effect as of the date of termination through the end of the month during which the termination occurs plus credit for any vacation earned but not taken;

(ii)           pay to Executive on the first business day following the expiration of the revocation period described in Section 7(d) (provided Executive has not tendered his revocation), but in any event, not later than the Short-Term Deferral Date, as severance pay an amount equal to two (2) times Executive’s then current annual Salary;

(iii)           pay to Executive  the prorated Incentive Bonus, to the extent Executive would otherwise be eligible for any, for the fiscal year during which termination occurs, payable as provided in Section 2(a);

(iv)           maintain, at Employer’s expense, in full force and effect, for Executive’s continued benefit, all medical insurance to which Executive was entitled immediately prior to the date of termination until the earliest of (i) eighteen (18) months or (ii) the date or dates that Executive’s continued participation in Employer’s medical insurance plan is not possible under the terms of the plans (the earliest of (i) and (ii) is referred to herein as the “Benefits Date”). If Employer’s medical insurance plan does not allow Executive’s continued participation in the plan, then Employer will pay to Executive, in monthly installments, from the date on which Executive’s participation in the medical insurance is prohibited until the date that is eighteen (18) months after the date of termination, an amount equal to the monthly premium or premiums for COBRA coverage with respect to Executive for the discontinued medical insurance; and

(v)           pay to Executive on the date of termination a lump-sum cash payment equal to eighteen (18) times the estimated monthly COBRA premiums at the time of termination (taking into account all known or anticipated premium increases) to be used by Executive to maintain Executive’s continued medical insurance coverage for an additional period of eighteen (18) months, pursuant to Cal-COBRA, following the expiration of the COBRA reimbursement payments set forth in Section 7(c)(iv).

(d)           Executive shall be entitled to the payments and benefits described in subsections 7(c)(ii) and (iv) only if Executive signs an appropriate separation agreement in a form acceptable to Employer, which includes a release of all claims against Employer to the fullest extent permitted by law, such agreement actually enters into effect following any revocation period required by law, and Executive complies fully with any continuing obligations under this Agreement.

(e)           Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another Employer after the date of termination, or otherwise.

(f)            Except as expressly provided herein, the provisions of this Agreement, and any payment or benefit provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Employer Benefit Plan, employment agreement or other contract, plan or arrangement.

(g)           The amount of any payment provided under this Agreement shall not be reduced by reason of any present value calculation.

(h)           Upon termination of this Agreement, compensation and benefits shall be paid to the Executive as set forth in the applicable subsection of this Section 7 and stock grants or options granted to Executive, if any, shall be governed by the provisions of all stock grant or option agreements between Employer and Executive. In the event of a termination of this Agreement by Executive for Good Reason, all other rights and benefits Executive may have under the employee and/or executive benefit plans and arrangements of Employer generally shall be determined in accordance with the terms and conditions of those plans and arrangements.

8.             Covenants of Confidentiality, Nondisclosure and Noncompetition.

(a)           During the term of this Agreement, Employer will provide to Executive certain confidential and proprietary information owned by Employer as more fully described below. Executive acknowledges that he occupies or will occupy a position of trust and confidence with Employer, and that Employer would be irreparably damaged if Executive were to breach the covenants set forth in this Section 8(a).  Accordingly, Executive agrees that he will not, without the prior written consent of Employer, at any time during the term of this Agreement or any time thereafter, except as may be required by competent legal authority or as required by Employer to be disclosed in the course of performing Executive’s duties under this Agreement for Employer, use or disclose to any person, firm or other legal entity, any confidential records, secrets or information obtained by Executive during his employment hereunder related to Employer or any parent, subsidiary or affiliated person or entity (collectively, “Confidential Information”). Confidential Information shall include, without limitation, information about Employer’s Inventions (as defined in Section 9(a)), customer lists and product pricing, data, know-how, formulae, processes, ideas, past, current and planned product development, market studies, computer software and programs, database and network technologies, strategic planning and risk management. Executive acknowledges and agrees that all Confidential Information of Employer and/or its affiliates will be received in confidence and as a fiduciary of Employer. Executive will exercise utmost diligence to protect and guard the Confidential Information.

(b)           Executive agrees that he will not, without the express written consent of the Board, take with him upon the termination of this Agreement, any document or paper, or any photocopy or reproduction or duplication thereof, relating to any Confidential Information.

(c)            Executive agrees that he will, upon the termination of his employment, return all Employer’s property including but not limited to vehicles leased or owned by Employer, mobile telephone, fuel card, personal computer, all documents, working papers, information whether stored on computer disc or otherwise, and all other records relating to Employer and its business.  Executive agrees that he will confirm in writing that he has complied with this clause, if requested to do so by Employer, within seven (7) days of receipt of such a request.

(d)           Executive agrees that, while Executive is employed with Employer, he will not, either directly or indirectly, have an interest in any business (whether as manager, operator, licensor, licensee, partner, 5% or greater equity holder, employee, consultant, director, advisor or otherwise) competitive with Employer or any of its business activities or solicit individuals or other entities that are customers or competitors of Employer.  Executive further agrees that, for a period of twenty-four (24) months after the date of termination of this Agreement (the “Restricted Period”), Executive shall not use Employer’s trade secrets, either directly or indirectly, to compete in any way with the business of Employer and will not solicit individuals or other entities that are customers or competitors of Employer during the six-month period immediately prior to the date of termination of this Agreement, to terminate or change their contracts or business relations with Employer. Executive also agrees that, for the Restricted Period, he will not, either directly or indirectly, solicit any employee of Employer to terminate his employment with Employer.

(e)           For purposes of this Section 8, “Employer” shall include any of its parents, subsidiaries or any other entity in which it holds a 50% or greater equity interest.

9.           Inventions.

(a)           Any and all inventions, product, discoveries, improvements, processes, formulae, manufacturing methods or techniques, designs or styles, software applications or programs (collectively, “Inventions”) made, developed or created by Executive, alone or in conjunction with others, during regular hours of work or otherwise, during the term of Executive’s employment with Employer and for a period of two years thereafter that may be directly or indirectly related to the business of, or tests being carried out by, Employer, or any of its parents, subsidiaries, shall be promptly disclosed by Executive to Employer and shall be Employer’s exclusive property. The following provisions of the California Labor Code shall supplement this Section 9(a):

SECTION 2870 OF THE CALIFORNIA LABOR CODE

Application of Provisions Providing that Employee Shall Assign or Offer to Assign Rights in Invention to Employer.

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)             Relate at the time of conception or reduction to practice of the invention to employer’s business, or actual or demonstrably anticipated research or development of employer; or

(2)             Result from any work performed by the employee for employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(b)           Executive will, upon Employer’s request and without additional compensation, execute any documents necessary or advisable in the opinion of Employer’s legal counsel to direct the issuance of patents to Employer with respect to Inventions that are to be Employer’s exclusive property under this Section 9 or to vest in Employer title to the Inventions; the expense of securing any patent, however, shall be borne by Employer.

(c)           Executive will hold for Employer’s sole benefit any Invention that is to be Employer’s exclusive property under this Section 9 for which no patent is issued.

10.           No Violation.  Executive represents that he is not bound by any Agreement with any former employer or other party that would be violated by Executive’s employment by Employer.

11.           Injunctive Relief.  Executive acknowledges that the breach, or threatened breach, by Executive of the provisions of this Agreement shall cause irreparable harm to Employer, which harm cannot be fully redressed by the payment of damages to Employer. Accordingly, Employer shall be entitled, in addition to any other right or remedy it may have at law or in equity, to seek an injunction or restraining Executive from any violation or threatened violation of this Agreement.

12.           Dispute Resolution.  Subject to Section 11, all claims, disputes and other matters in controversy (“dispute”) arising, directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the procedures set forth in this Section 12, and not through resort to any judicial proceedings.

(a)           Neither party shall commence an arbitration proceeding pursuant to the provisions of Section 12(b) unless that party first gives a written notice (a “Dispute Notice”) to the other party setting forth the nature of the dispute. The parties shall attempt in good faith to resolve the dispute by mediation under the American Arbitration Association Commercial Mediation Rules in effect on the date of the Dispute Notice. If the parties cannot agree on the selection of a mediator within twenty (20) days after delivery of the Dispute Notice, the mediator will be selected by the American Arbitration Association. If the dispute has not been resolved by mediation within sixty (60) days after delivery of the Dispute Notice, then the dispute shall be determined by arbitration in accordance with the provisions below.

(b)           Any dispute that is not settled by mediation as provided in Section 12(a) shall be resolved by arbitration in Orange County, California, before a single arbitrator appointed by the American Arbitration Association or its successor. The determination of the arbitrator shall be final and absolute. The arbitrator shall be governed by the duly promulgated rules and regulations of the American Arbitration Association or its successor then in effect, and the pertinent provisions of the laws of the State of California relating to arbitration. The decision of the arbitrator may be entered as a final judgment in any court of the State of California or elsewhere. The prevailing party in any such arbitration shall also be entitled to recover reasonable attorneys’, accountants’ and experts’ fees and costs of suit in addition to any other relief awarded the prevailing party.

13.           Miscellaneous.

(a)           If any provisions contained in this Agreement is for any reason held to be totally invalid or unenforceable, such provision will be fully severable, and in lieu of such invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in terms as may be valid and enforceable.

(b)           All notices and other communications required or permitted hereunder or necessary or convenience in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered mail or certified mail, return receipt requested or hand delivered, as follows (provided that notice of change of address shall be deemed given only when received):

If to Employer:	Balqon Corporation
1701 E. Edinger, Unit E-3
Santa Ana, CA 92705
Attention: Board of Directors

If to Executive:	Henry Velasquez
___________________________
___________________________

or to such other names or addresses as Employer or Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 13(b).

(c)           This Agreement shall be binding upon and inure to the benefit of Employer, its successors, legal representatives and assigns, and Executive, his heirs, executors, administrators, representatives, legatees and permitted assigns. Executive agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of Employer. If Executive should die while any amounts are due to him pursuant to this Agreement, all such amounts shall be paid to Executive’s devisee, legatee or other designee, or if there be no such designee, to Executive’s estate. Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by Agreement in form and substance satisfactory to Executive and his legal counsel, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform each of them if no such succession or assignment had taken place. Any failure of Employer to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle Executive to terminate Executive’s employment for Good Reason. As used in this Agreement, “Employer” means Balqon Corporation and any successor or assign to its business and/or assets which executes and delivers the Agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement Executive is employed by any company a majority of the voting securities of which is then owned by Employer, “Employer” as used in this Agreement shall in addition include that subsidiary company. In that event, Employer agrees that it shall pay or shall cause the subsidiary company to pay any amounts owed to Executive pursuant to this Agreement.

(d)           This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Executive and Employer with respect to the subject matter of this Agreement (other than any option agreement dated prior to the Effective Date between Executive and Employer), including without limitation that certain Employment Agreement dated effective as of August 4, 2008 between Balqon Corporation, a California corporation (“Balqon California”), and Executive, which Employment Agreement was assumed by Employer upon the closing of the merger between Employer and Balqon California. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by Employer to execute that document.

(e)           The laws of the State of California will govern the interpretation, validity and effect of this Agreement without regard to principles of conflicts of law, the place of execution or the place for performance thereof.

(f)            Executive and Employer shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

(g)           The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a party of this Agreement.

(h)           This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement.

(i)            Executive acknowledges that Executive has had the opportunity to read this Agreement and discuss it with advisors and legal counsel, if Executive has so chosen. Executive also acknowledges the importance of this Agreement and that Employer is relying on this Agreement in entering into an employment relationship with Executive.

The undersigned, intending to be legally bound, have executed this Agreement effective as of the date first written above.

BALQON CORPORATION

Date: October 24, 2008	By:	/s/ Balwinder Samra
Balwinder Samra, Chairman of the Nominating and Corporate Governance Committee

Date: October 24, 2008	By:	/s/ Henry Velasquez
HENRY VELASQUEZ

APPENDIX I

Additional Definitions

For purposes of this Agreement, the following additional capitalized terms shall have the respective definitions set forth below:

Benefit Plan. The term “Benefit Plan” means any benefit plan or arrangement (including, without limitation, Employer’s profit sharing or stock option or stock incentive plans, if any, and medical, disability and life insurance plans) in which Executive is participating (or any other plans providing Executive with substantially similar benefits).

Due Cause. The term “Due Cause” means any of the following events:

(a)           any intentional misapplication by Executive of Employer’s funds or other material assets, or any other act of dishonesty injurious to Employer committed by Executive; or

(b)           Executive’s conviction of (i) a felony or (ii) a crime involving moral turpitude; or

(c)           Executive’s use or possession of any controlled substance or chronic abuse of alcoholic beverages, which use or possession the Board reasonably determines renders Executive unfit to serve in his capacity as a senior executive of Employer; or

(d)           Executive’s breach, nonperformance or nonobservance of any of the terms of this Agreement, including but not limited to Executive’s failure to adequately perform his duties or comply with the reasonable directions of the Board.

Notwithstanding anything in the foregoing subsections (c) or (d) to the contrary, Employer shall not terminate Executive under subsections (c) or (d) unless the Board first provides Executive with a written memorandum describing in detail how his performance hereunder is not satisfactory and Executive is given a reasonable period of time (not less than thirty (30) days) to remedy the unsatisfactory performance related by the Board to Executive in that memorandum. A determination of whether Executive has satisfactorily remedied the unsatisfactory performance shall be promptly made by a majority of the disinterested directors of the Board at the end of the period provided to Executive for remedy and their determination shall be final.

Good Reason. The term “Good Reason” as used in this Agreement shall mean any of the following which occur without Executive’s written consent and provided that Executive notifies Employer’s Board in writing of the event or condition constituting “Good Reason” within thirty (30) days of the initial existence of such event or condition, that Executive intends to terminate his employment for such Good Reason, specifying the Good Reason, and Employer fails to remedy the specified event or condition within thirty (30) days after receipt of such notice:

(a)           the material diminution in Executive’s authority, duties, or responsibilities; a material diminution in Executive’s titles or offices; any removal of Executive from or any failure to reelect Executive to any of his positions as an officer, except in connection with the termination of his employment for disability; Retirement; Executive’s death; or by Executive other than for Good Reason;

(b)           a purported reduction by Employer in Executive’s base salary amounting to a material diminution in such salary to an amount less than the greater of (i) the base salary as in effect on the date hereof or (ii) 10% below the base salary in effect at the time of the purported reduction; or

(c)           a failure by Employer to comply with any material provision resulting in a material breach by Employer of this Agreement which has not been cured within 30 days after notice of noncompliance has been given by Executive to Employer, or if the failure is not capable of being cured in that time, a cure shall not have been diligently initiated by Employer within the 30 day period;

provided, however, that any of the foregoing actions shall not be considered to be Good Reason if the action is undertaken by Employer as a termination for Due Cause.